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                                                                    EXHIBIT 12.1

               BROOKDALE LIVING COMMUNITIES, INC. (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

                  STATEMENTS REGARDING COMPUTATION OF RATIOS
                                  (IN 000'S)
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                                                                                                               BROOKDALE LIVING
                                                        PREDECESSOR HISTORICAL                                 COMMUNITIES, INC.
                              ---------------------------------------------------------------------------   ------------------------
                                          YEARS ENDED DECEMBER 31,                JANUARY 1,    THREE          MAY 7,      THREE
                              ------------------------------------------------       1997       MONTHS          1997       MONTHS
                                                                                      to         ENDED           to         ENDED
                                                                                    MAY 6,      MARCH 31,   DECEMBER 31,   MARCH 31,
                                1993          1994          1995         1996        1997         1997          1997         1998
                              ---------------------------------------------------------------------------   ------------------------
EARNINGS
--------
Income (loss) before
preferred share dividends
per consolidated/combined
financial statements......    $(2,059)      $(3,404)      $(1,424)      $2,365      $ (290)      $ (215)      $   (77)      $1,725
Interest cost.............      1,394         3,465         5,626        4,740       3,872        2,712        10,065        4,907
Interest cost (capitalized)         -             -             -            -           -            -          (103)        (203)
Amortization of debt
  expense.................        453           743           878          581         287          225           760          303
Preferred share
  dividends...............          -             -             -            -           -            -             -            -
                              ---------------------------------------------------------------------------   ----------------------
Earnings..................    $  (212)      $   804       $ 5,080       $7,686      $3,869       $2,722       $10,645       $6,732
                              ===========================================================================   ======================
FIXED CHARGES
-------------
Interest cost.............    $ 1,394       $ 3,465       $ 5,626       $4,740      $3,872       $2,712       $10,065       $4,907
Capitalized interest
  cost..............                -             -             -            -           -            -          (103)        (203)
Amortization of debt
  expense.................        453           743           878          581         287          225           760          303
Preferred share
  dividends...............          -             -             -            -           -            -             -            -
                              ---------------------------------------------------------------------------   ----------------------
Total fixed charges.......    $ 1,847       $ 4,208       $ 6,504       $5,321      $4,159       $2,937       $10,722       $5,007
                              ===========================================================================   ======================
RATIO OF EARNINGS TO
  COMBINED FIXED CHARGES
  AND PREFERRED SHARE
  DIVIDENDS...............          -             -             -         1.44           -            -             -         1.34
                              ===========================================================================   ======================
EXCESS (DEFICIT) OF
  EARNINGS TO COMBINED
  FIXED CHARGES AND
  PREFERRED SHARE
  DIVIDENDS...............    $(2,059)      $(3,404)      $(1,424)      $2,365      $ (290)      $ (215)      $   (77)      $1,725
                              ===========================================================================   ======================
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